Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 ext 2553 nigney@shipwreck.net

ODYSSEY MARINE EXPLORATION FILES

AMENDED COMPLAINTS IN THREE ADMIRALTY CASES

Spain added as a defendant in all cases

Tampa, FL – August 07, 2007—Odyssey Marine Exploration (NASDAQ: OMEX) filed Amended Complaints on August 6, 2007 in three Admiralty arrest cases in response to Spain’s Motions for More Definite Statements. The Company also filed Motions for Protective Order in all three cases to protect the confidentiality of the Preliminary Site Assessments, which include detailed information about the archaeological and exploration activities at the sites to date, and filed Motions for Preliminary Injunction in two of the cases.

As part of the amended complaints, the Kingdom of Spain has been added as a defendant in all three cases, with Odyssey seeking compensation for losses sustained through Spain’s recent actions obstructing Odyssey’s ability to conduct operations. Odyssey is seeking not only relief in the form of a set-off of any award Spain may ultimately receive on any shipwreck, but also affirmative relief for damages caused by Spain’s interference with Odyssey’s rights to all three sites. In its pleadings Odyssey refers to the activities in Spain during the past months regarding the illegal boarding and seizure of Odyssey’s survey vessel, the Ocean Alert and the continued illegal effective blockade of the Company’s archaeological recovery vessel, the Odyssey Explorer.

The Motions for Protective Order were filed to keep the preliminary site assessments under court seal to protect the security of the sites and to protect Odyssey’s proprietary sources and methods from competitors. The motion requests that before providing the information contained in the reports to Spain, the Court require Spain’s counsel and the Spanish authority taking control over the information to sign a Confidentiality Agreement. Among the reasons for this request is a history of repeated leaks of confidential information from some Spanish government agencies and the fact that Spain’s counsel, James Goold, is the Chairman of an organization, the RPM Nautical Foundation, which is a potential competitor to Odyssey in the provision of underwater archaeological services to Government agencies.

“As demonstrated by the 109 page affidavit submitted last month to authorities, Odyssey has always practiced a policy of transparency and open communication with all governments interested in our deep ocean archaeological activities. We have invited the Kingdom of Spain to participate in our archaeological projects many times in the past, including the expedition that resulted in the discovery of the Black Swan site. We have made it abundantly clear that in each of the three pending cases, we did not operate in waters claimed by Spain, and that we have abided by all applicable legal requirements as set forth in the Law of the Sea Convention and the Salvage Convention,” said John Morris, Chairman and CEO of Odyssey Marine Exploration.

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“By properly arresting all three of these sites in U.S. Federal Court, we have shown that we respect the rule of law. The Court has assumed jurisdiction over the sites and Odyssey will work with the Court to protect the historical and archaeological value of the sites. After detailed research, we are now prepared to provide information about the sites to the Judge in each case, and it is the Judge who will decide which information is appropriate for release to any potential claimants,” said Greg Stemm, Odyssey’s Co-founder. “We continue to hope that Spain will recognize that we are acting in good faith and that we remain ready to cooperate with the Spanish Government on any sites that we discover that may involve Spanish heritage.”

All complaints and motions were filed in the US District Court for the Middle District of Florida.

About the “Black Swan”

In May 2007, Odyssey announced the discovery and recovery of more than 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold and other artifacts from a site in the Atlantic Ocean code-named “Black Swan.”

•	Odyssey has not yet been able to positively identify the site and has not disclosed the location in order to protect artifacts which remain at the site.

•	The “Black Swan” recovery was conducted in conformity with Salvage Law and the Law of the Sea Convention, beyond the territorial waters or legal jurisdiction of any country.

•	The work accomplished to date on this site has diligently followed archaeological protocols using advanced robotic technology.

•	All recovered items have been legally imported into the United States and placed in a secure, undisclosed location where they are undergoing conservation and documentation.

The Kingdom of Spain has filed notices in three pending court cases in which Odyssey has filed Warrants of Arrest stating that the Spanish government does not intend to give up rights on any Spanish property which might be on the sites. Spain has not asserted a basis for any claims specific to any of the arrests.

In Odyssey’s press release of May 21, 2007 the Company anticipated such an action from possible claimants and addressed the issue as follows:

“If we are able to confirm that some other entity has a legitimate legal claim to this shipwreck when - and if - the identity is confirmed, we intend to provide legal notice to any and all potential claimants. Even if another entity is able to prove that it has an ownership interest in the shipwreck and/or cargo and that they had not legally abandoned the shipwreck, Odyssey would apply for a salvage award from the Admiralty Court.

In cases such as this, salvors are typically awarded up to 90% of the recovery. We do believe that most shipwrecks that we recover, including the “Black Swan”, will likely result in claims by other parties. Many will be spurious claims, but we anticipate that there might be some legitimate ones as well. In the case of the “Black Swan”, it is the opinion of our legal counsel that even if a claim is deemed to be legitimate by the courts, Odyssey should still receive title to a significant majority of the recovered goods.”

WWW.SHIPWRECK.NET

P.O. Box 320057, Tampa, FL 33679-2057

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently opened at the Tampa Museum of Science and Industry. For details on the Company’s activities and commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

WWW.SHIPWRECK.NET

P.O. Box 320057, Tampa, FL 33679-2057